AFTERSOFT GROUP, INC.
Second Floor, 9 Lower Bridge Street
Chester, UK CH1 1RS

January 20, 2010

Via Electronic Mail

Mr. Ian Warwick
The Dovecotes, Plas Devon Court
Rossett Road, Holt LL13 9SY
United Kingdom

Re:	Separation Agreement

Dear Mr. Warwick:

This agreement (the “Separation Agreement”) is to confirm that Aftersoft Group, Inc. (the “Company”) has elected to terminate your employment with the Company without cause pursuant to Section 4.3(b) of your Employment Agreement dated as of December 1, 2008 (the “Employment Agreement”) on the following terms and conditions.  Accordingly, you and the Company agree as follows. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

1.           Termination. The effective date of termination of the Employment Agreement, and your effective date of termination as Chief Executive Officer and a director of the Company is, January 31, 2010 (the “Effective Date”). From the date of this Separation Agreement through the Effective Date, you agree to continue to perform your duties as set forth in the Employment Agreement in full.  Effective at the close of business on the Effective Date, you have no further authority to bind the Company as President, Chief Executive Officer, or a director.  You and the Company acknowledge and agree that as of the date hereof, all provisions of the Employment Agreement are hereby terminated in their entirety.  We have agreed that you will have the ability to resign your positions without prejudice to any rights in your Employment Agreement.

2.           Severance Payment.

a.           Subject to Section 2(b), commencing February 1, 2010, and in accordance with Section 4.8(a)(i) of the Employment Agreement, the Company will pay you the aggregate sum of $300,000 in six (6) equal monthly installments of $50,000 per month (each, an “Installment”), on the first of each of the succeeding six (6) months, which sum is comprised of that portion of your Base Salary that was not previously paid to you from the last payment date through the Effective Date, and an amount equal 12-months salary at the level of your Base Salary currently in effect, subject to normal withholdings and deductions.

b.          In accordance with Section 4.8(a)(iv) of the Employment Agreement, all performance share units previously granted to you under the Employment Agreement that would vest in the course of any fiscal year shall vest on a pro rata basis.

c.           All severance payments under this Severance Agreement will be made in British Pounds Sterling.

d.          All unused but accrued vacation will be paid with the first termination payment pursuant to this Separation Agreement.

e.           As of the Effective Date, and except as may otherwise be agreed in writing between you and the Company, you will no longer be eligible for any additional compensation, including without limitation salary, bonuses, or benefits.

3.           Refinancing Fee. The Company agrees to pay you a one-time sum of $75,000 (the “Refinancing Fee”) in the event of a refinancing of the Company’s debt currently held by ComVest Capital LLC; provided, however, that no such Refinancing Fee shall be due if such refinancing of the ComVest debt is effected by a shareholder that, as of the date of this Agreement, owns more than five percent (5%) of the Company’s equity or an independent member of the Company’s Board of Directors.  Payment of the Refinancing Fee shall be made upon the consummation of such refinancing transaction.  In the event that a portion of such refinancing of the ComVest debt is effected by a shareholder that, as of the date of this Agreement, owns more than five percent (5%) of the Company’s equity or an independent member of the Company’s Board of Directors, you will be entitled to a portion of such Refinancing Fee.  (By way of example, if 25% of the refinancing of the ComVest debt is provided by an insider, then you would be entitled to a Refinancing Fee of $56,250.)

You will be entitled to convert the Refinancing Fee earned into equity at a rate of $1.10 of equity for each $1.00 of earned Refinancing Fee.  (By way of example, in the event you were entitled to a Refinancing Fee of $56,250, you could elect to convert such Refinancing Fee into $61,875 of Equity.)  The number of shares to be issued shall be based on the closing price of the Company’s common stock on the date that the Company receives notice of such conversion.  Any fractional shares shall be rounded up to the nearest whole share.  A form of notice is attached hereto as Exhibit A.  Such notice of the election to convert must be made no later than five (5) business days after the Company has given you notice that you are entitled to receive all or a portion of the Financing Fee.  Failure to give notice within five (5) business days will result in your forfeiture of this option.

2

4.           Mutual Release. In exchange for the benefits contained in this Separation Agreement, you and the Company hereby release and discharge the other, together with each and every of your and the Company’s predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, as applicable, whether present or former, from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the Effective Date, arising out of or in any way related to your employment with the Company.

5.           Indemnification. The Company agrees to indemnify you to the fullest extent permitted by the Company’s Bylaws and that certain indemnification agreement dated as of the date hereof, substantially in the form of Exhibit B attached hereto, which includes independent representation where appropriate. Nothing in this Separation Agreement shall modify, or be interpreted to modify, the application or applicability of any law, document, or authority relating to indemnification.

6.           Non-Disparagement. You agree that you will not make any disparaging or untruthful remarks about or concerning the Company, its affiliates, officers, directors, employees or agents, whether acting in their individual or representative capacity, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of the Company, or otherwise make remarks that may negatively reflect upon the Company. The Company agrees that it will not make any disparaging or untruthful remarks concerning you and shall use reasonable efforts to cause its officers, directors, employees and agents, to not make any disparaging or untruthful remarks concerning you, or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, goodwill or business, or otherwise make remarks that may negatively reflect upon you.  Nothing in this Paragraph shall in any way limit your ability or the ability of the Company or its officers, directors, employees or agents to respond to or cooperate with any government inquiry or investigation or to give truthful testimony as required by law.

You or your counsel will have the ability to provide reasonable comments on the draft press release announcing your separation from the business and which is attached as Exhibit C to this Separation Agreement.  The Company will use good faith in determining whether or not to incorporate any such comments reasonably made by your or your counsel.  You or your counsel will also have the ability to review the Current Report on Form 8-K to be filed by the Company; provided, however, that the Company reserves the right whether to accept any suggestions or comments provided to the Form 8-K that it believes are not accurate or would otherwise result in the Company’s filing a report that contains misstatement or an omission of material fact.

3

7.           Confidentially. In accordance with Section 6.1 of the Employment Agreement, in consideration of your former employment and your receipt of the salary and other benefits associated with your employment, and in consideration of the payments and other benefits received under this Separation Agreement, and in acknowledgment that (a) the Company is engaged in the automotive software business, (b) maintains secret and confidential information, (c) during the course of your employment by the Company such secret or confidential information may have become known to you, and (d) full protection of the Company’s business makes it essential that no employee or former employee appropriate for his or her own use, or disclose such secret or confidential information, you agree that for a period of two (2) years following the Effective Date, you will hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for your own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by you alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of your duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by you or your affiliates or (y) that becomes available to you on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

8.           Non-Competition. In accordance with Section 6.2 of the Employment Agreement, for so long as you receive any Severance Benefit or Severance Amount, or receive any Severance Payment provided under this Separation Agreement, you agree that you shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that you may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market.  For purposes of this Separation Agreement, a lump sum payment equivalent made to you shall be judged in relation to your most recent annual base salary to determine whether you are continuing to receive a Severance Benefit or Severance Amount and shall be measured from the date such payment is received.  It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

9.           Non-Solicitation. In accordance with Section 6.3 of the Employment Agreement, you agree that you will not, directly or indirectly, within one (1) year of the Effective Date, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his or her employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company; provided, however, that in the event an employee with whom you had a preexisting relationship prior to your employment with the Company individually elects to resign as a consequence of your having left the Company’s employ, this non-solicitation provision shall not prohibit their subsequent association.  It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4

10.         Confidential Nature of this Separation Agreement. You and the Company each agree that the consideration provided to you under this Separation Agreement is confidential and that neither shall disclose said consideration to persons outside the Company, except that you may show this Separation Agreement to your spouse, attorneys and tax consultants, who agree to be bound by these provisions; provided, however, that nothing herein shall prohibit or restrict the Company or you (or respective attorneys) from making disclosures related to this Separation Agreement as required by law, from responding to any inquiry, or providing testimony, about the fact or terms of this Separation Agreement or the consideration provided to you, or the facts and circumstances underlying this Separation Agreement, before the United States Securities and Exchange Commission or any other federal or state regulatory or law enforcement agency or as required by law, or prohibit or restrict the Company or you from disclosing the terms of this Separation Agreement in any litigation brought to enforce any obligations created by this Separation Agreement.

11.         Return of Company Property. You agree that as of the Effective Date, you will have returned to the Company all of the Company’s property, including all physical property (personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

12.         Communications. You agree to cooperate with the Company and its officers, directors, employees or agents to coordinate appropriate internal and external communications concerning your separation pursuant to this Separation Agreement, and to designate individuals to whom any questions shall be directed.  You will have final approval on all such communications.

13.         Equitable Remedies. The provisions of this Separation Agreement, if breached, could cause the parties to this Separation Agreement to suffer irreparable harm for which damages would be an inadequate remedy. Therefore, upon any such breach or threat thereof, either party to this Separation Agreement shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies such party may have at law.

14.         Benefit. This Agreement shall inure to the benefit of and be binding upon each of the parties and to those individuals and entities released herein, and their respective successors.

15.         Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction, except as may apply to you pursuant to applicable employment or related laws of the United Kingdom.

5

16.         Severability. If any of the provisions of this Separation Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

17.         Entire Agreement. This Separation Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings. No modification or waiver of any provision of this Separation Agreement shall be valid unless in writing and signed by you and an authorized representative of the Company.

18.         Counterparts. This Separation Agreement may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Separation Agreement until a counterpart hereof has been executed by you and the Company. Facsimiles or other electronic transmission (e.g., pdf) shall be effective as originals.

[Remainder of page intentionally left blank.]

6

Please evidence your agreement to each of the provisions of this Separation Agreement by executing a counterpart hereof where indicated and returning to Gerald M. Czarnecki, Chairman, c/o O2Media, Inc., 2001 Sample Road, Suite 101, Pompano Beach, Florida 33064.
.
Very truly yours,

AFTERSOFT GROUP, INC.

By:
Name:
Title:

Accepted as of the date first above written:

Ian Warwick

7

Exhibit A

Form of Notice of Conversion of Refinancing Fee

[Date]

Via Electronic Mail and Facsimile

Chief Financial Officer
Aftersoft Group, Inc.

Dear Sir or Madam:

Reference is made to Section 3 of that certain Separation Agreement dated as of January [__], 2010 (the “Agreement”) between Ian Warwick and Aftersoft Group Inc. (the “Company”).  Section 3 of the Agreement provides that I may elect to convert the Financing Fee, as defined in the Agreement, to equity.  On [date], I was provided with notice that I was entitled to a Financing Fee of $[amount].  I hereby elect to convert such Financing Fee as provided in the Agreement.  Kindly have the certificate for such shares issued in the name of [insert name].

Very truly yours,

Company Acknowledgement:

On [insert date], we received notice of your intent to convert the Financing Fee of $[amount] into equity at a rate of $1.10 of equity for each $1.00 of Financing Fee.  The closing price of the Company’s common stock on [insert date] was [insert closing price].  A certificate for [insert number of shares] shall be issued in the name of [insert name] per your prior instructions.

By:

Its:	Chief Financial Officer

A-1

Exhibit B

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (the “Agreement”) is dated as of January 20, 2010, and is made by and between Aftersoft Group, Inc., a Delaware corporation (the “Company”), and Ian Warwick, an officer and director of the Company (the “Indemnitee”).

RECITALS

A.           WHEREAS the Indemnitee has been employed by the Company and/or its affiliates since [_____], 2006; and

B.           WHEREAS the Indemnitee and the Company have determined that it is in their mutual best interests to terminate the Indemnitee’s employment effective January 31, 2010; and

C.           WHEREAS, the Board of Directors of the Company (the “Board”) has agreed, as part of the Indemnitee’s separation from the Company, to provide Indemnitee with indemnification for all acts by the Indemnity to the maximum permissible liability for Expenses, losses, liabilities and damages in connection with claims against the Indemnitee relating to his service in such capacity as Chairman of the Board, a director, and an officer of the Company; and

D.           WHEREAS Section 145 of the General Corporation Law of Delaware, under which the Company is organized (the “Law”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by the Law is not exclusive; further the provisions of the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”) specifically state that the rights to indemnification and payment of expenses described therein are not exclusive, and thereby contemplate that contracts with respect to indemnification and payment of Expenses by the Company and similar obligations of the Company may be entered into by and between the Company and persons entitled to such rights described in the Certificate of Incorporation; and

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions.

1.1.        Agent.  For the purposes of this Agreement, “Agent” of the Company means any person who is or at any time was a director or officer of the Company or a subsidiary of the Company; or is or at any time was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or an affiliate of the Company; or was a director or officer of another enterprise or affiliate of the Company at the request of, for the convenience of, or to represent the interests of such predecessor corporation. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates and predecessor corporations.

1.2.        Change in Control.  “Change in Control” means a change in control of the Company occurring after January 31, 2010, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after June 1, 2010, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the board of directors of the Company in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the board of directors of the Company then in office, as a consequence of which members of the board of directors in office immediately prior to such transaction or event constitute less than a majority of the board of directors thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this subsection (c), individuals who at the beginning of such period constituted the board of directors of the Company (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors.

1.3.        Company.  As used herein the term “Company” includes all successors and assigns to the Company, including, without limitation, any corporation or other entity that is a successor to the Company by virtue of a Change in Control.

1.4.        Controlled. “Controlled” means subject to the power to exercise a controlling influence over the management or policies of a corporation, partnership, joint venture, trust or other entity.

1.5.        Expenses. For purposes of this Agreement, “Expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, attorneys’ fees and related disbursements and retainers, costs of travel, other out-of-pocket costs such as fees and disbursements of expert witnesses, private investigators and professional advisors, court costs, transcript costs, fees of experts, duplicating, printing, and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and reasonable compensation for time spent by the Indemnitee for which he is not otherwise compensated by the Company or any third party) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 145 of the Law or otherwise.

1.6.        Proceeding. For the purposes of this Agreement, a “Proceeding” means any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, inquiry or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to Section 9 of this Agreement to enforce Indemnitee’s rights hereunder.

1.7.        Subsidiary. For purposes of this Agreement, “Subsidiary” means any corporation, partnership, limited liability company, trust, joint venture, or other entity of which more than fifty percent (50%) of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries or by one or more of the Company’s subsidiaries.

2.           Directors’ and Officers’ Insurance. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance (“D&O Insurance”), on such terms and conditions as may be approved by the Board.

3.           Mandatory Indemnification. Subject to Section 9 below, the Company shall indemnify and hold the Indemnitee harmless to the fullest extent permitted by the Law. Without limiting the generality of the foregoing, the Company shall indemnify and hold harmless the Indemnitee as follows:

3.1.        Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or at any time was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all claims, expenses and liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and/or

3.2.        Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or at any time was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all claims, expenses and liabilities, including without limitation attorneys’ fees, amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged, in a judgment not subject to appeal, to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the Court of Chancery in Delaware or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and/or

3.3.        Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to the Indemnitee by D&O Insurance.

4.           Partial Indemnification and Contribution.

4.1.        Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by him in the investigation, defense, settlement, or appeal of a proceeding but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

4.2.        Contribution. If the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason other than the statutory limitations set forth in the Law, then in respect of any threatened, pending or completed proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of Expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation, which does not take account of the foregoing equitable considerations.

5.            Mandatory Advancement of Expenses.

5.1.        Advancement. Subject to Section 9 below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, participation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or at any time was an agent of the Company or by reason of anything done or not done by him in any such capacity. The Indemnitee hereby undertakes promptly to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Certificate of Incorporation, or Bylaws of the Company, the Law or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

5.2.        Exception. Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to advance any expenses to the Indemnitee arising from a lawsuit filed directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee’s request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed by another forum, in the manner set forth in Sections 8.3, 8.4 and 8.5 hereof, with all references therein to “indemnification” being deemed to refer to “advancement of expenses,” and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this Section 6.2 as to a given lawsuit if, at any time after the occurrence of the activities or omissions that are the primary focus of the lawsuit, the Company has undergone a change in control. For this purpose, a change in control shall mean a given person or group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least fifteen (15) percentage points without advance Board approval.

6.            Notice and Other Indemnification Procedures.

6.1.        Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

6.2.        If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

6.3.        In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that: (a) the Indemnitee shall have the right to employ his own counsel in any such proceeding at the Indemnitee’s expense; (b) the Indemnitee shall have the right to employ his own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice, and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; or (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

7.            Determination of Right to Indemnification.

7.1.        To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding, or such claim, issue or matter, as the case may be, including without limitation Indemnitee’s attorneys’ fees.

7.2.        In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in Section 8.3 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

7.3.        The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

(a)            a quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

(b)            the stockholders of the Company, provided however that the Indemnitee can select a forum consisting of the stockholders of the Company only with the approval of the Company;

(c)            legal counsel mutually agreed upon by the Indemnitee and the Board, which counsel shall make such determination in a written opinion;

(d)            a panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and  the last of whom is selected by the first two arbitrators so selected; or

(e)            the Court of Chancery of Delaware or other court having jurisdiction of subject matter and the parties.

7.4.        As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.3 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

7.5.        If the forum selected in accordance with Section 8.3 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which the proceeding giving rise to the Indemnitee’s claim for indemnification is or was pending or any other court having jurisdiction of subject matter and the parties, for the purpose of appealing the decision of such forum, provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.3 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

7.6.        Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all Expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

8.            Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

8.1.        Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of Expenses arising under this Agreement, the charter documents of the Company or any Subsidiary or any statute or law or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

8.2.        Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

8.3.        Securities Law Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section l6(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

8.4.        Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter, in a judgment not subject to appeal, shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

9.            Non-Exclusivity.

THE PROVISIONS FOR INDEMNIFICATION AND ADVANCEMENT OF EXPENSES SET FORTH IN THIS AGREEMENT SHALL NOT BE DEEMED EXCLUSIVE OF ANY OTHER RIGHTS WHICH THE INDEMNITEE MAY HAVE UNDER ANY PROVISION OF LAW, THE COMPANY’S CERTIFICATE OF INCORPORATION OR BYLAWS, THE VOTE OF THE COMPANY’S STOCKHOLDERS OR DISINTERESTED DIRECTORS, OTHER AGREEMENTS OR OTHERWISE, BOTH AS TO ACTION IN THE INDEMNITEE’S OFFICIAL CAPACITY AND TO ACTION IN ANOTHER CAPACITY WHILE OCCUPYING HIS POSITION AS AN AGENT OF THE COMPANY, AND THE INDEMNITEE’S RIGHTS HEREUNDER SHALL CONTINUE AFTER THE INDEMNITEE HAS CEASED ACTING AS AN AGENT OF THE COMPANY AND SHALL INURE TO THE BENEFIT OF THE HEIRS, EXECUTORS AND ADMINISTRATORS OF THE INDEMNITEE.

10.         Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

11.         Duration of Agreement.

This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that the Indemnitee shall have ceased to serve as a director and/or officer of the Company or director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the Indemnitee served at the request of the Company; or (b) one year after the final, nonappealable termination of any Proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to Section 10 of this Agreement relating thereto.

12.          General Provisions.

12.1.      Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

12.2.      Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, then:

(a)        the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that are not themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(b)        to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 13.1 hereof.

12.3.      Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

12.4.      Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

12.5.      Counterparts. This Agreement may be executed in one or more counterparts and via facsimile, each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

12.6.      Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

12.7.      Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) if delivered by hand and signed for by the party addressee; or (b) if mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. Addresses for notices to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

12.8.      Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

12.9.      Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

If the General Corporation Law of the State of Delaware (the “Delaware Law”) or any other applicable law is amended after the date hereof to permit the Company to indemnify Indemnitee for Expenses or liabilities, or to indemnify Indemnitee with respect to any action or Proceeding, not contemplated by this Agreement, then this Agreement (without any further action be either party hereto) shall automatically be deemed to be amended to require that the Company indemnify Indemnitee to the fullest extent permitted by the Delaware Law.

12.10.    Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding, which arises out of or relates to this Agreement.

12.11.    Attorneys’ Fees. In the event Indemnitee is required to bring any action to enforce rights under this Agreement (including, without limitation, the payment or reimbursement of expenses of any proceeding described in Section 4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

[Balance of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

AFTERSOFT GROUP, INC.	INDEMNITEE

By:	By:
Name:	Name: Ian Warwick
Title:	Title: Chief Executive Officer and Director

Date: January 20, 2010	Date: January 20, 2010

Address:	Address:

Exhibit C

Draft Press Release

Aftersoft Group, Inc. Business Realignment

NEW YORK—(PRNewswire)—January XX, 2010 — Aftersoft Group, Inc. (OTCBB: ASFG), a major supplier of Business and ERP supply chain management solutions to automotive parts and tire, distributors, jobbers, retailers, and installers announced today that it has completed a realignment of its business units.

The realignment results in the company’s US division, Aftersoft Network, N.A., reporting into Mike Jamieson, General Manager of MAM, Inc.  As part of the realignment, Aftersoft announced that its CEO Ian Warwick and COO Simon Chadwick, had resigned from the company, effective January 31, 2010.

Commented Gerry Czarnecki, Chairman of the Board: “The progress made in the US over the past several years enables us to take the action we are announcing today.  Now that the US organization is beginning to show a profit, we are able to consolidate the operation of the US and UK businesses under a single management team and further consolidate our activities as a means toward further profit improvement.”  Continued Czarnecki: “I thank Ian Warwick and Simon Chadwick for their tireless efforts in getting these businesses where they are today.  Without their efforts these past several years, this might not have become a reality.”

C-1